EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:   David H. Dunn
President and Chief Executive Officer
(989) 631-4280

Wolverine Bancorp, Inc. Announces a Semi-Annual Cash Dividend Payment to Stockholders
Midland, Michigan, July 19, 2017. Wolverine Bancorp, Inc. (the "Company") (Nasdaq: WBKC), the holding company for Wolverine Bank, announced today a semi-annual cash dividend of $0.80 per share on the Company's common stock.  The dividend will be payable to stockholders of record as of July 31, 2017, and is expected to be paid on or about August 14, 2017.
About Wolverine Bancorp, Inc, and Wolverine Bank

Wolverine Bancorp, Inc. is the parent company of Wolverine Bank. Wolverine Bank, a federally chartered, FDIC-insured savings bank, was organized in 1933.  The Bank is headquartered in Midland, Michigan and provides financial services to individuals, families and businesses in the Great Lakes Bay Region of Michigan and beyond through two banking offices located in Midland, Michigan, the Midland County Seat, and a banking office located in Frankenmuth, Michigan, located in neighboring Saginaw County.

Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verb such as "will," "would," "should," "could" or may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Wolverine Bancorp, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.